HERITAGE CASH TRUST
                INVESTMENT ADVISORY AND ADMINISTRATION AGREEMENT


      This Agreement is made as of April 22, 1992, between Heritage Cash Trust, a Massachusetts business trust ("Trust"), and Heritage Asset Management, Inc. ("Manager").

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end, diversified management investment company and consists of several series of shares ("Series"), each having its own assets and investment policies; and

      WHEREAS, the Trust has by separate contract previously retained the Manager as investment adviser and administrator to furnish administrative, investment advisory and portfolio management services to the Heritage Cash Trust Money Market Fund, a Series of the Trust; and

      WHEREAS, the Trust desires to retain the Manager as investment adviser and administrator to furnish administrative, investment advisory and portfolio management services to the Trust and each other Series of the Trust as now exists and as hereafter may be established (hereinafter "Series" shall refer to each series of the Trust as now exists or as may hereafter be established, other than the Heritage Cash Trust Money Market Fund series), and the Manager is willing to furnish such services;

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. APPOINTMENT. The Trust hereby appoints Manager as investment adviser and administrator of the Trust and each Series for the period and on the terms set forth in this Agreement. Manager accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. In the performance of its duties, the Manager will act in the best interests of the Trust and the Series and will comply with (a) applicable laws and regulations, including, but not limited to, the 1940 Act, (b) the terms of this Agreement,
(c) the Trust's Declaration of Trust, Bylaws and currently effective registration statement under the Securities Act of 1933 and the 1940 Act, and any amendments thereto ("Registration Statement"), (d) relevant undertakings provided to State securities regulators, (e) the stated investment objective, policies and restrictions of each applicable Series, and (f) such other guidelines as the Trustees reasonably may establish.

      2.    DUTIES AS INVESTMENT ADVISER.
            -----------------------------

            (a) INVESTMENT PROGRAM. Subject to supervision by the Trust's Board of Trustees, the Manager will provide a continuous investment program for each Series and shall determine what securities and other investments will be purchased, retained or sold by each Series.



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            (b)    EXECUTION  OF  TRANSACTIONS.  The Manager  will place  orders pursuant to its investment determinations for each Series either directly with the issuer or through any brokers or dealers. In the selection of brokers or dealers and the placement of orders for the purchase and sale of portfolio investments for each Series, the Manager shall use its best efforts to obtain for each Series the most favorable price and execution available, except to the extent that it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain the most favorable price and execution available, the Manager, bearing in mind each Series' best interests at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Series to pay a broker that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker would have charged for effecting that transaction if the Manager determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager's overall responsibilities with respect to such Series and to other clients of the Manager as to which the Manager exercises investment discretion.

            (c) ASSOCIATED PERSONS. The Trust agrees that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of any Series that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust has consented to the retention of compensation for such transactions in accordance with Rule 11a2-2(T) (a) (2) (iv).

            (d) REPORTS TO THE BOARD. The Manager will provide the Board of Trustees of the Trust on a regular basis with economic and investment analyses and reports and make available to the Board upon request any economic, statistical and investment services normally available to institutional or other customers of the Manager.

            (e) DELEGATION OF AUTHORITY. Any of the foregoing duties specified in this Paragraph 2 may be delegated by the Manager, at the Manager's expense, to an appropriate party, subject to such approval by the Board of Trustees and shareholders of the Series as may be required by the 1940 Act. The Manager shall oversee the performance of delegated duties by any such party and shall furnish the Board with quarterly evaluations concerning the performance of delegated responsibilities by such party.

      3. DUTIES AS ADMINISTRATOR. The Manager will assist in administering the affairs of the Trust and each Series subject to the supervision of the Trust's Board of Trustees and the following understandings:



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

            (a) The Manager will supervise all aspects of the operation of the Trust and each Series except as hereinafter set forth, provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and each Series.

            (b) The Manager will investigate and, with appropriate approval by the Trust's Board of Trustees, select necessary service companies to conduct certain operations of the Trust and each Series, including the custodian, transfer agent, dividend disbursing agent, accountant and attorney.

            (c) The Manager will provide the Trust and each Series with such administrative and clerical services as are deemed necessary or advisable by the Trust's Board of Trustees, including the maintenance of certain books and records of the Trust and each Series.

            (d) The Manager will arrange, but not pay, for the periodic preparation, updating, filing and dissemination of the Trust's Registration Statement, proxy materials, tax returns and reports to each Series' shareholders and the Securities and Exchange Commission and other appropriate federal or state regulatory authorities.

            (e) The Manager will provide the Trust and each Series with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

            (f) The Manager will make itself available to receive and will transmit purchase and redemption requests to the Trust's transfer agent as promptly as practicable and will make itself available to respond to shareholder inquiries.

      4. SERVICES NOT EXCLUSIVE. The services furnished by the Manager hereunder are not to be deemed exclusive and the Manager shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Manager, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

      5. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      6.    EXPENSES.
            ---------

            (a) EXPENSES OF THE TRUST. During the term of this Agreement, each Series will bear all expenses not specifically assumed by the Manager incurred in its operations and the offering of its shares. Expenses borne by each Series will include, but not be limited to, the following (or each Series'


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

proportionate share of the following): brokerage commissions relating to securities purchased or sold by the Series or any losses incurred in connection therewith; fees payable to and expenses incurred on behalf of the Series by the Manager; expenses of organizing the Series; filing fees and expenses relating to the registration and qualification of the Series' shares under federal or state securities laws and maintaining such registrations and qualifications; distribution fees; fees and salaries payable to the Trust's directors and officers who are not officers or employees of the Manager or interested persons (as defined in the 1940 Act) of any investment adviser or underwriter of the Trust; taxes (including any income or franchise taxes) and governmental fees; costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust or Series for violation of any law; legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; charges of custodians, transfer agents and other agents; costs of preparing share certificates; expenses of setting in type and printing prospectuses and supplements thereto for existing shareholders, reports and statements to shareholders and proxy materials; any extraordinary expenses (including fees and disbursements of counsel) incurred by the Trust or Series; and fees and other expenses incurred in connection with membership in investment company organizations.

            (b) DIRECT PAYMENTS BY THE TRUST. The Trust or a Series may pay directly any expense incurred by it in its normal operations and, if any such payment is consented to by the Manager and acknowledged as otherwise payable by the Manager pursuant to this Agreement, the Series may reduce the fee payable to the Manager pursuant to paragraph 7 hereof by such amount. To the extent that such deductions exceed the fee payable to the Manager on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates. If the expenses borne by a Series in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which shares are registered or qualified for sale to the public, the Manager will waive its fee or reimburse such Series for any excess up to the amount of the fee payable to it during that fiscal year pursuant to paragraph 7 hereof.

      7.    COMPENSATION.
            -------------

            (a) MUNICIPAL MONEY MARKET FUND. For the services provided and the expenses assumed pursuant to this Agreement with respect to the Municipal Money Market Fund, a Series of the Trust, the Trust will pay the Manager, effective from the date of this Agreement, a fee which is computed daily and paid monthly from that Series' assets at the following annual rates as percentages of that Series' average daily net assets:

                                                     Advisory Fee as %
           Average Daily                              of Average Daily
             Net Assets                                  Net Assets
          ----------------                               ----------

       First  $500  million  . . . . . . . .               .500%
       Second  $500  million . . . . . . . .               .475%
       Third $500  million . . . . . . . . .               .450%


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

       Fourth  $500  million . . . . . . . .               .425%
       Over $2  billion  . . . . . . . . . .               .400%

            (b) OTHER SERIES. For services provided and expenses assumed pursuant to this Agreement with respect to any Series hereafter established, the Trust will pay to the Manager from the assets of such Series a fee in an amount to be agreed upon in a written fee agreement executed by the Trust on behalf of such Series and the Manager.

            (c) PRORATION OF FEES. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

      8. LIMITATION OF LIABILITY OF THE MANAGER. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any Series in connection with the matters to which this Agreement relate except a loss resulting from the willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Manager, who may be or become an officer, director, employee or agent of the Trust shall be deemed, when rendering services to the Trust or acting in any business of the Trust, to be rendering such services to or acting solely for the Trust and not as an officer, partner, employee, or agent or one under the control or direction of the Manager even though paid by it.

      9.    DURATION AND TERMINATION.
            -------------------------

            (a) EFFECTIVENESS. This Agreement shall become effective upon the date hereabove written provided that, with respect to a Series, this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meting called for the purpose of voting on such approval, and (ii) by an affirmative vote of a majority of the outstanding voting securities of such Series.

            (b) RENEWAL. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or with respect to any Series by an affirmative vote of a majority of the outstanding voting securities of such Series.

            (c) TERMINATION. Notwithstanding the foregoing, with respect to any Series, this Agreement may be terminated at any time by vote of the Board, or by vote of a majority of the outstanding voting securities of such Series on 60 days' written notice delivered or mailed by registered mail, postage prepaid,


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

to the Manager; or the Manager may at any time terminate this Agreement on 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Termination of this Agreement pursuant to this Section 9 shall be without the payment of any penalty. Termination of this Agreement with respect to a given Series shall not affect the continued validity of this Agreement or the performance thereunder with respect to any other Series.

      10. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement as to a given Series shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of such Series.

      11. NAME OF TRUST. The Trust or any Series may use the name "Heritage" or "Heritage Cash Trust" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager. At such time as such an agreement shall no longer be in effect, the Trust and each Series will (to the extent that it lawfully can) cease to use any name derived from Heritage Cash Trust, Raymond, James & Associates, Inc. or Heritage Asset Management, Inc. or any successor organization.

      12. LIMITATION OF LIABILITY OF TRUSTEES AND SHAREHOLDERS OF THE TRUST. The Trustees of the Trust and the shareholders of any Series shall not be liable for any obligations of any Series or the Trust under this Agreement, and the Manager agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust in settlement of such right or claim, and not to such Trustees or shareholders.

      13. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act, provided, however, that
Section 12 above will be construed in accordance with the laws of the Commonwealth of Massachusetts. To the extent that the applicable laws of the State of Florida, or the Commonwealth of Massachusetts, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      14. DEFINITIONS. As used in this Agreement, the terms "majority of the outstanding voting securities," "Interested person," and "assignment" shall have the same meanings as such terms have in the 1940 Act.

      15. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.



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

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

Attest:                                  HERITAGE CASH TRUST



By: /s/ Patricia A. Nienow               /s/ Donald H. Glassman
    ----------------------               ----------------------



Attest:                                  HERITAGE ASSET MANAGEMENT, INC.



By:  /s/ Jane C. Cannon                  By: /s/ Stephen A. Hill
     ------------------                      -------------------


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